SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)

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Visual Data Corporation

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VISUAL DATA CORPORATION

NOTICE OF 2003 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 20, 2003

     The 2003 Annual Meeting of the Shareholders of Visual Data Corporation will be held at 2 p.m., local time, at the Courtyard by Marriott Fort Lauderdale North, 2440 West Cypress Creek Road, Fort Lauderdale, Florida 33309 on Friday, June 20, 2003. At the 2003 Annual Meeting, you will be asked to vote on the following matters:

1.	To elect a Board of Directors consisting of five members.

2.	To ratify the appointment of Goldstein Lewin & Co. as the independent auditors of Visual Data.

3.	To approve an amendment to our Articles of Incorporation to effect a reverse stock split of all of the outstanding shares of our common stock, at a ratio between one-to-ten and one-to-twenty, to be determined at the discretion of the Board of Directors.

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors recommends that you vote FOR the Board’s nominees for director, the ratification of the appointment of the independent auditors and the reverse stock split.

     Only shareholders of record, as shown by the transfer books of Visual Data at the close of business on April 30, 2003, will be entitled to notice of and to vote at the meeting. A list of shareholders entitled to vote at the 2003 Annual Meeting will be available for examination by any shareholder for the proper purpose during normal business hours at our offices for a period of at least 10 days preceding the 2003 Annual Meeting.

     The audio portion of the meeting will be webcast on www.vdat.com/investors in real time, enabling shareholders who are not in attendance to listen-only to the meeting as it is being held.

     All shareholders are invited to attend the Annual Meeting in person. However, even if you expect to be present at the Annual Meeting, we ask that as promptly as possible you mark, sign, date and return the enclosed proxy card in the postage pre-paid envelope provided. Shareholders attending the 2003 Annual Meeting may vote in person even if they have previously voted.

By Order of the Board of Directors
/s/ Randy S. Selman
Randy S. Selman,
Chairman, President and Chief Executive Officer

Pompano Beach, Florida
May      , 2003

VISUAL DATA CORPORATION

PROXY STATEMENT
2003 ANNUAL MEETING

Shareholders Should Read the Entire Proxy Statement
Carefully Prior to Returning Their Proxies

VISUAL DATA CORPORATION

PROXY STATEMENT
DATED MAY ___, 2003

2003 ANNUAL MEETING OF SHAREHOLDERS
JUNE 20, 2003

General

     The enclosed proxy is solicited on behalf of the Board of Directors of Visual Data Corporation for use at our 2003 Annual Meeting of shareholders to be held on Friday, June 20, 2003 at 2 p.m., and at any adjournment or postponement thereof. The 2003 Annual Meeting will be held at Courtyard by Marriott Fort Lauderdale North, 2440 West Cypress Creek Road, Fort Lauderdale, Florida 33309. These proxy solicitation materials were mailed on or about      , 2003 to all shareholders entitled to vote at the 2003 Annual Meeting.

Questions and Answers

     Following are some commonly asked questions raised by our shareholders and answers to each of those questions.

1.     What may I vote on at the 2003 Annual Meeting?

     At the 2003 Annual Meeting, shareholders will consider and vote upon the following matters:

•	to elect a Board of Directors consisting of five members;

•	to ratify the appointment of Goldstein Lewin & Co. as the independent auditors of Visual Data;

•	to approve an amendment to our Articles of Incorporation to effect a reverse stock split of all of the outstanding shares of our common stock, at a ratio between one-to-ten and one-to-twenty, to be determined at the discretion of the Board of Directors; and

•	such other matters as may properly come before the 2003 Annual Meeting or any adjournment or postponement thereof.

2.     How does the Board recommend that I vote on the proposals?

     The Board of Directors recommends a vote FOR each proposal.

3.     How do I vote?

     Sign and date each proxy card you receive and return it in the postage-paid envelope prior to the 2003 Annual Meeting.

4.     Can I revoke my proxy?

     You have the right to revoke your proxy at any time before the 2003 Annual Meeting by:

•	notifying the Secretary of Visual Data in writing;

•	voting in person at the 2003 Annual Meeting; or

•	returning a later-dated proxy card.

5.     What shares are included on the proxy card(s)?

     The shares on your proxy card(s) represent ALL of your shares. If you do not return your proxy card(s), your shares will not be voted.

6.     What does it mean if I get more than one proxy card?

     If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Sign and return all proxy cards to ensure that all your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, Interwest Transfer Co., Inc., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117, telephone 801-272-9294, or if your shares are held in “street name,” by contacting the broker or bank holding your shares.

7.     Who is entitled to vote at the 2003 Annual Meeting?

     Only holders of record of our common stock as of the close of business on April 30, 2003 are entitled to notice of and to vote at the 2003 Annual Meeting.

8.     How many votes may be cast?

     As of April 30, 2003, the record date for the 2003 Annual Meeting, 35,165,914 shares of our common stock, the only outstanding voting securities of Visual Data, were issued and outstanding. At the meeting, each outstanding share of common stock will be entitled to one vote.

9.     What is a “quorum” at the 2003 Annual Meeting?

     A “quorum” is a majority of the outstanding shares entitled to vote. The shares may be present or represented by proxy. For the purposes of determining a quorum, shares held by brokers or nominees will be treated as present even if the broker or nominee does not have discretionary power to vote on a particular matter or if instructions were never received from the beneficial owner. These shares are called “broker non-votes.” Abstentions will be counted as present for quorum purposes.

10.     What vote is required to approve each proposal?

     Once a quorum has been established, a plurality of the votes cast by the shares entitled to vote at the 2003 Annual Meeting is necessary to elect the directors (Proposal 1), and the votes cast for each of the ratification of the independent auditors (Proposal 2) and the articles of amendment approving the reverse stock split (Proposal 3) must exceed the votes cast opposing each such proposal to approve these proposals at the 2003 Annual Meeting.

     If a broker indicates on its proxy that it does not have discretionary authority to vote on a particular matter, the affected shares will be treated as not present and entitled to vote with respect to that matter, even though the same shares may be considered present for quorum purposes and may be entitled to vote on other matters.

11.     What happens if I abstain?

     Proxies marked “abstain” will be counted as shares present for the purpose of determining the presence of a quorum, but for purposes of determining the outcome of a proposal, shares represented by such proxies will not be treated as affirmative votes.

12.     How will voting on any other business be conducted?

     Although we do not know of any business to be considered at the 2003 Annual Meeting other than the proposals described in this proxy statement, if any other business is properly presented at the 2003 Annual Meeting, your signed proxy card gives authority to the proxy holder, Randy S. Selman, to vote on such matters at his discretion.

13.     Who are the largest principal shareholders?

     For information regarding holders of more than 5% of Visual Data’s outstanding common stock, see “Security Ownership of Certain Beneficial Owners and Management” appearing later in this Proxy Statement.

14.     Who will bear the cost of this solicitation?

     Visual Data will bear the entire cost of the solicitation. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in sending proxies and proxy solicitation materials to shareholders. Proxies may also be solicited in person, by telephone, or by facsimile by directors, officers and employees of Visual Data without additional compensation. We anticipate that the costs of the solicitation will not exceed $10,000.

MATTERS TO BE CONSIDERED AT THE 2003 ANNUAL MEETING

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees for the Board of Directors

     Our Board of Directors currently consists of six members. At our 2002 annual meeting of shareholders held in April 2002, our shareholders elected a Board of Directors consisting of Randy S. Selman, Alan M. Saperstein, Benjamin Swirsky, Brian K. Service, Eric Jacobs and Robert J. Wussler. In April 2003, Mr. Service resigned from our Board of Directors for personal reasons. There were no disagreements between Mr. Service and Visual Data on any matter relating to our operations, policies or practices. In April 2003, the Board of Directors elected Charles S. Johnston to fill the vacancy created by Mr. Service’s resignation.

     While we have never experienced a situation in the past where our Board was dead-locked on any matter, because we believe that an odd number of Board members eliminates the possibility of evenly split votes on any matter (which would effectively prevent passage of a resolution), we have determined to nominate a Board at our 2003 Annual Meeting consisting of an odd number of members. This five member Board will consist of a majority of independent directors in keeping with the provisions of the Sarbanes-Oxley Act of 2002 and the rules of The Nasdaq Stock Market, Inc. In order to accommodate this odd number, we are not nominating Eric Jacobs for an additional term as a member of our

Board. Mr. Jacobs, who as been a member of our Board since July 1997, has served as Secretary of Visual Data since February 1999. From March 1996 until August 1997, Mr. Jacobs was Vice President and General Manager of our wholly-owned subsidiary, HotelView® Corporation, and thereafter he has served as Vice President and General Manager of our wholly-owned subsidiary, ResortView Corporation. Since October 2001, Mr. Jacobs has served as General Manager of our Travel Group. Mr. Jacobs will continue in those positions.

     At the meeting, five directors will be elected to serve until the next annual meeting of shareholders or until their successors are elected and qualified. The five nominees receiving the greatest number of votes cast by the holders of our common stock entitled to vote at the 2003 Annual Meeting will be elected directors of Visual Data (assuming a quorum is present). We have no reason to believe that any nominee of the Board will be unable to serve if elected. A vote FOR the nominees includes discretionary authority to vote for a substitute nominee named by the Board if any of the nominees become unable or unwilling to serve.

     The following persons have been nominated by the Board for election to the Board of Directors:

Name	Age	Position

Randy S. Selman(1)	47	Chairman, President and Chief
		Executive Officer
Alan M. Saperstein	44	Director, Executive Vice
		President and Treasurer
Benjamin Swirsky(1)(2)	59	Director
Robert J. Wussler(1)(2)	66	Director
Charles S. Johnston (1)(2)	68	Director

(1)	Member of the Compensation Committee

(2)	Member of the Audit Committee

     Randy S. Selman. Since our inception in May 1993, Mr. Selman has served as our Chief Executive Officer, President, and a director, and from September 1996 through June 1999, as our Chief Financial Officer. Mr. Selman is also a member of the Compensation Committee of our Board of Directors. From March 1985 through May 1993, Mr. Selman was Chairman of the Board, President and Chief Executive Officer of SK Technologies Corporation (OTC Bulletin Board: SKTC), a publicly-traded software development company. Mr. Selman founded SKTC in 1985 and was involved in their initial public offering in 1989. Mr. Selman’s responsibilities included management of SKTC, public and investor relations, finance, high level sales and general overall administration.

     Alan M. Saperstein. Mr. Saperstein has served as our Executive Vice President, Treasurer and a director since our inception in May 1993. From March 1989 until May 1993, Mr. Saperstein was a free-lance producer of video film projects. Mr. Saperstein has provided consulting services for corporations which have set up their own sales and training video departments. From 1983 through 1989, Mr. Saperstein was the Executive Director/Entertainment Division of NFL Films where he was responsible for supervision of all projects, budgets, screenings and staffing.

     Benjamin Swirsky. Mr. Swirsky has been a member of the Board of Directors since July 1997 and serves on the Audit and Compensation Committees of our Board. Mr. Swirsky is the owner of Beswir Properties Inc., an investment capital company. From June 1993 until January 1998, Mr. Swirsky was President and Chief Executive Officer of Slater Steel, Inc., a publicly-traded company (TSE: SSI) with investments in the steel, steel service, forging, pole-line hardware and trucking industries. Mr. Swirsky was Chairman of P.C. Docs International, Inc., a Canadian publicly-traded company (Nasdaq: DOCSF, TSE: DXX) from 1997 to 1999. Mr. Swirsky is also a member of the Board of Directors of the Four Seasons Hotel Corp., a chain of first class hotels located throughout the world, and serves on the Audit, Compensation and Governance committees of its Board. Mr. Swirsky also sits on the Board of Directors of a number of other companies, including (i) CamVec Corp., a Canadian publicly-traded company (CAT.CV), (ii) Commercial Alcohols, Inc., in which he is also a principal shareholder, (iii) Peregrine Industries, Inc., (iv) AMICA Mature Lifestyles Inc., a Toronto Stock Exchange company, (v) Veritel Inc., where he currently serves as Chairman, and (vi) Alliance Financial Inc. a Canadian publicly-traded company where he serves as Chairman.

     Robert J. Wussler. Mr. Wussler has been a member of our Board of Directors since July 1999 and also serves on the Audit and Compensation Committees of our Board. Mr. Wussler is currently the President of Ted Turner Pictures LLC, and is Chairman of the Board of Directors of Team Sports Entertainment, Inc., a publicly-traded company (OTC Bulletin Board: TSPT) that is in the closed-wheeled auto racing business. Prior to that, he served as Chairman, Chief Executive Officer and President of U.S. Digital Communications, Inc., a global satellite communications firm. From June 1995 to May 1998, Mr. Wussler was President and Chief Executive Officer of Affiliate Enterprises, Inc., a company formed by ABC Television affiliates to pursue new business opportunities. From 1989 to 1992, he was President and Chief Executive Officer of COMSAT Video Enterprises. From 1980 to 1990, Mr. Wussler was Senior Vice President and Chief Operating Officer of Turner Broadcasting System. Mr. Wussler spent 21 years at CBS in various capacities, starting in the mailroom, and served as President of CBS Television and Sports from 1975 to 1978.

     Charles S. Johnston. Mr. Johnston has been a member of our Board of Directors since April 2003 and serves on the Audit and Compensation Committees of the Board. Mr. Johnston has been the Chairman of Ventex Technology, Inc., a privately-held neon light transformer company, since July 1993. Mr. Johnston has also served as Chairman of AFD Technologies, a private corporation since 1994 and J&C Resources a private corporation, a position that he has held since 1987. Mr. Johnston is a member of the Board of Directors of AuthentiDate Holding Company (Nasdaq National Market: ADAT), Internet Commerce Corporation (Nasdaq National Market: ICCA) and McData Corporation (Nasdaq National Market: MCDT). Mr. Johnston serves as a Trustee of Worcester Polytechnic Institute and earned his B.S. degree from WPI in 1957.

CORPORATE GOVERNANCE AND RELATED MATTERS

Board of Directors Meetings and Committees

     The Board of Directors meets regularly during the year to review matters affecting Visual Data and to act on matters requiring Board approval. It also holds special meetings whenever circumstances require and may act by unanimous written consent. During the fiscal year ended September 30, 2002, there were 16 meetings of the Board, and the Board took action an additional 11 times by unanimous written consent. Each member of the Board participated in each action of the Board.

     The Board has established an Audit Committee and a Compensation Committee. These committees are responsible to the entire Board. The functions performed by these committees are summarized below.

     Audit Committee. The Audit Committee assists the Board in fulfilling its oversight responsibility relating to Visual Data’s financial statements and financial reporting process, the qualifications, independence and performance of Visual Data’s independent auditors, the performance of our internal audit function and our compliance with legal and regulatory requirements. The Audit Committee operates in accordance with a written charter adopted by the Board. At the fiscal year ended September 30, 2002 the members of the Audit Committee were Messrs. Swirsky, Wussler and Service. The current members of the Audit Committee are Messrs. Swirsky, Wussler and Johnston. Mr. Johnston was appointed to the Audit Committee in April 2003 in connection with his election to the Board of Directors to fill the seat vacated by Mr. Service’s resignation. Mr. Swirsky is Chairman of the Audit Committee. Each member of the Audit Committee is an “audit committee financial expert” within the meaning of the applicable regulations of the Securities and Exchange Commission promulgated pursuant to the Sarbanes-Oxley Act of 2002. The Audit Committee met four times in 2002 in conjunction with a review of our quarterly and annual financial statements.

2002 Audit Committee Report

     The Audit Committee of the Board of Directors serves as the representative of the Board for general oversight of Visual Data’s financial accounting and reporting, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. The Board has adopted a charter for the Audit Committee. Management of Visual Data has responsibility for preparing financial statements of Visual Data as well as Visual Data’s financial reporting process. Goldstein Lewin & Co., acting as independent auditors, are responsible for expressing an opinion on the conformity of Visual Data’s audited financial statements with generally accepted accounting principles.

     In this context, the Audit Committee hereby reports as follows:

     1.     The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2002 with Visual Data’s management.

     2.     The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No.61, Communication with Audit Committees.

     3.     The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed the matter of independence with the independent auditors.

     4.     Based on the review and discussion referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board of Directors of Visual Data, and the Board has approved, that the audited financial statements be included in Visual Data’s Annual Report on Form 10-KSB for the year ended September 30, 2002, for filing with the Securities and Exchange Commission.

     Each member of the Audit Committee is independent as defined under the listing standards of the Nasdaq Stock Market.

Benjamin Swirsky — Chairman
Robert J. Wussler
Brian K. Service

     Compensation Committee. The Compensation Committee establishes and administers Visual Data’s executive compensation practices and policies, reviews the individual elements of total compensation for elected officers and recommends salary adjustments to the Board of Directors. In addition, the Committee determines the number of performance shares and other equity incentives awarded to elected officers and the terms and conditions on which they are granted, amends compensation plans within the scope of the Compensation Committee’s authority and recommends plans and plan amendments to the Board, sets company policy for employee benefit programs and plans and oversees administration of employee retirement plans and various other benefit plans as Visual Data may establish from time to time. The Compensation Committee consists of Messrs. Selman, Swirsky, Wussler and Johnston. Mr. Selman serves as Chairman of the Compensation Committee, however, he is not entitled to vote on any matter presented to the Compensation Committee so that all matters are voted upon only by our independent directors. The Compensation Committee held its meetings during the fiscal year ended September 30, 2002 in conjunction with the meetings of the full Board of Directors.

Directors’ Compensation

     Directors who are not our employees receive $3,750 per quarter as compensation for serving on the Board of Directors, as well as reimbursement of reasonable out-of-pocket expenses incurred in connection with their attendance at Board of Directors’ meetings.

     From time to time we issue the members of our Board of Directors options to purchase shares of our common stock as compensation for their services as directors. At September 30, 2002, members of our Board of Directors held outstanding options to purchase an aggregate of 4,441,000 shares of our common stock at prices ranging from $0.50 to $17.188 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table contains information regarding beneficial ownership of our common stock as of April 30, 2003 held by (i) persons who own beneficially more than 5% of our outstanding common stock, (ii) our directors, (iii) named executive officers and (iv) all of our directors and officers as a group.

     Unless otherwise indicated, the address of each of the listed beneficial owners identified is c/o Visual Data Corporation, 1291 Southwest 29 Avenue, Pompano Beach, Florida 33069. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such a person within 60 days from the date of this Proxy Statement upon exercise of options, warrants or convertible securities. Each beneficial owner’s percentage of ownership is determined by assuming that options, warrants and convertible securities that are held by such a person (but not those held by any other person) and are exercisable within 60 days from the date hereof have been exercised.

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner	Beneficial Ownership	Class

Randy S. Selman(1)	865,731	2.4%
Alan M. Saperstein(2)	895,268	2.5%
George Stemper(3)	249,708	*
Gail Babitt(4)	247,676	*
Benjamin Swirsky(5)	221,262	*
Charles S. Johnston(6)	700,000	2.0%
Eric Jacobs(7)	319,822	*
Robert Wussler(8)	329,233	*
Brian K. Service(9)	251,538	*
Fred DeLuca(10	3,112,683	8.6%
Halifax Fund, LP(11)	2,923,763	7.7%
Palladin Opportunity Fund, LLC(12)	2,713,144	7.2%
All directors and officers as a group (nine persons)(13)	4,080,238	10.7%

*	Represents less than 1%.

(1)	This amount includes options to acquire an aggregate of 18,000 shares of common stock at an exercise price of $1.45 per share, options to acquire an aggregate of 350,000 shares of common stock at an exercise price of $2.00 per share, options to acquire an aggregate of 250,000 shares of common stock at an exercise price of $2.125 per share and options to acquire an aggregate of 100,000 shares of common stock at an exercise price of $1.50 per share. Excludes options to purchase 400,000 shares of common stock at an exercise price of $1.50 which have not yet vested.

(2)	This amount includes options to acquire an aggregate of 18,000 shares of common stock at an exercise price of $1.45 per share, options to acquire an aggregate of 350,000 shares of common stock at an exercise price of $2.00 per share, options to acquire an aggregate of 250,000 shares of common stock at an exercise price of $2.125 per share and options to acquire an aggregate of 100,000 shares of common stock at an exercise price of $1.50 per share. Excludes options to purchase 400,000 shares of common stock at an exercise price of $1.50 which have not yet vested.

(3)	This amount includes options to acquire an aggregate of 75,000 shares of common stock at an exercise price of $2.00 per share, options to purchase 66,666 shares of common stock at an exercise price of $4.188 per share, options to purchase 25,000 shares of common stock at an exercise price of $.23 per share and options to purchase 50,000 shares of common stock at an exercise price of $.75 per share. This amount excludes options to purchase 33,334 shares at $4.188 per share and options to purchase 50,000 shares at $.75 per share which have not yet vested.

(4)	This amount includes options to acquire an aggregate of 100,000 shares of common stock at an exercise price of $2.00 per share, options to purchase 50,000 shares of common stock at an exercise price of $2.031 per share, options to purchase 25,000 shares of common stock at an exercise price of $.23 per share and options to purchase 50,000 shares of common stock at an exercise price of $.75 per share. This amount excludes options to purchase 25,000 shares at $2.031 per share and options to purchase 50,000 shares at $.75 per share which have not yet vested.

(5)	This amount includes options to purchase 35,000 shares of common stock at an exercise price of $16.00, options to purchase 50,000 shares of common stock at an exercise price of $7.50, options to purchase 75,000 shares of common stock at an exercise price of $2.00 and options to purchase 50,000 shares at $.75 per share, but excludes options to acquire 50,000 shares of common stock at an exercise price of $.75 per share. Mr. Swirsky’s address is 350 Fairlawn Avenue, Toronto, Ontario, Canada.

(6)	Mr. Johnston was elected to our Board of Directors on April 16, 2003. This amount includes options to purchase 90,000 shares of common stock at an exercise price of $1.00 per share.

(7)	This amount includes options to acquire 75,000 shares of common stock at an exercise price of $2.00, options to acquire 50,000 shares of common stock at an exercise price of $1.00 per share and options to acquire 50,000 shares of common stock at an exercise price of $.75, which were granted in September 2001. Excludes options to acquire an aggregate of 100,000 shares of common stock at an exercise price of $.75 per share and options to acquire an aggregate of 100,000 shares of common stock at an exercise price of $1.00 per share, which were granted in April 2002, which have not yet vested.

(8)	This amount includes options to acquire 25,000 shares of common stock at an exercise price of $2.875 per share, options to acquire 50,000 shares of common stock at an exercise price of $17.188 per share, options to acquire 75,000 shares of common stock at an exercise price of $2.00 per share, options to acquire an aggregate of 50,000 shares of common stock at an exercise price of $.75 per share and options to acquire an aggregate of 100,000 shares of common stock at an exercise price of $.50 per share. In addition, Mr. Wussler has options to purchase 8,000 shares of common stock at an exercise price of $1.45 and an option to purchase 12,000 shares of common stock at an exercise price of $10.00. Excludes options to acquire an aggregate of 100,000 shares of common stock at an exercise price of $.75 per share which have not yet vested.

(9)	Mr. Service was a member of our Board of Directors from July 1997 until April 16, 2003. This amount includes options to purchase 35,000 shares of common stock at an exercise price of $16.00, options to acquire 50,000 shares of common stock at an exercise price of $7.50, options to purchase 75,000 shares of common stock at an exercise price of $2.00, options to acquire 50,000 shares of common stock at an exercise price of $.75, options to purchase 18,000 shares of common stock at an exercise price of $1.45 and options to purchase 12,000 shares of common stock at an exercise price of $10.00. Mr. Service’s address is 123 Red Hill Circle, Tiburon, CA 94920.

(10)	This amount includes warrants to acquire 1,000,000 shares of common stock at an exercise price of $1.00 per share and options to acquire 100,000 shares of common stock at an exercise price of $2.125 per share. As described later in this proxy statement under “Certain Relationships and Related Transactions” in May 2003 Mr. Deluca exchanged approximately 2,200,000 shares of the common stock owned by him for 110,000 shares of our Class A-8 Convertible Preferred Stock, and we issued him an additional 140,000 shares of our Class A-8 Convertible Preferred Stock in connection with the Amended and Restated Loan Agreement described in that section. Giving effect to these transactions, as of the date of this proxy statement Mr. Deluca is the beneficial owner of approximately 15.6% of our securities, which includes 5,000,000 shares of our common stock issuable upon the conversion of the Class A-8 Convertible Preferred Stock, and the 1,100,000 shares underlying the warrants and options described earlier in this footnote. However, as such change in Mr. Deluca’s ownership occurred after the Record Date for the 2003 Annual Meeting, he is entitled to vote the shares held by him as of the Record Date which are as set forth in the foregoing table. Mr. Deluca’s address is, c/o Subway, 325 Bic Drive, Milford, CT, 06460.

(11)	The amount includes up to 2,687,619 shares of common stock issuable upon the conversion of the approximate $760,000 principal amount of 6% convertible debentures, together with interest and a redemption premium, should one become due, and 236,144 shares of common stock at an exercise price of $1.955 per share issuable upon the exercise of warrants. The debentures and warrants provide, however, that the number of shares of common stock into which they are convertible, when added together with all other shares of our common stock beneficially owned by the holder and its affiliates, cannot exceed 9.9% of our total issued and outstanding common shares at any one time. Palladin Opportunity Fund, L.L.C. is an affiliate of Halifax Fund, L.P. and the common stock owned beneficially by Palladin Opportunity Fund, L.L.C. would be aggregated with the common stock owned by Halifax Fund, L.P. for the purposes of calculating this 9.9% limitation.

(12)	The amount includes up to 2,476,999 shares of common stock issuable upon the conversion of the approximate $700,000 principal amount of 6% convertible debentures, together with interest and a redemption premium, should one become due, and 236,145 shares of common stock at an exercise price of $1.955 per share issuable upon the exercise of warrants The debentures and warrants provide, however, that the number of shares of common stock into which they are convertible, when added together with all other shares of our common stock beneficially owned by the holder and its affiliates, cannot exceed 9.9% of our total issued and outstanding common shares at any one time. Halifax Fund, L.P is an affiliate of Palladin Opportunity Fund, L.L.C. and the common stock owned beneficially by Halifax Fund, L.P. would be aggregated with the common stock owned by Palladin Opportunity Fund, L.L.C. for the purposes of calculating this 9.9% limitation.

(12)     See notes (1) through (9) above.

Certain Relationships and Related Transactions

     In May 1999, Eric Jacobs lent EDNET, our subsidiary, $250,000 under a 90-day unsecured renewable promissory note bearing interest at 12% per annum. Such funds were used by EDNET for the purchase of inventory. The note has been renewed, $125,000 has been repaid, and, the remaining $125,000 is due on December 31, 2003. The interest on the remaining $125,000 was satisfied by Visual Data’s issuance of 58,333 shares of common stock to Mr. Jacobs.

     On December 4, 2001 we entered into a private debt financing transaction with Mr. Fred Deluca, a shareholder, pursuant to the terms and conditions of a Loan Agreement, a Secured Promissory Note in the principal amount of $3 million and a Security Agreement. Under the terms of the debt financing transaction, we agreed to pay 12% annual interest on the loan. We granted Mr. Deluca a security interest in substantially all of our tangible and intangible assets, and issued him a warrant to purchase 1 million shares of our common stock at an exercise price of $1.00 per share. We agreed to file a registration statement with the SEC to register the resale of the shares issuable upon the exercise of this warrant, as well as the shares issued as interest under the note, within six months from the date of the transaction and we granted the lender certain piggy-back registration rights. The shares underlying the warrants have not been registered as of yet pursuant to an oral waiver from Mr. Deluca. At April 30, 2003 we had an aggregate of $1,650,000 principal amount outstanding under this loan, and we were delinquent in our payments.

     On May 7, 2003 we entered into an Amended and Restated Loan Agreement with Mr. Deluca which restructured the original loan. Under the terms of the Amended and Restated Loan Agreement, Mr. Deluca agreed to renew the outstanding principal amount due under original loan and extend us a new loan in the amount of $1,950,000. Of this amount, $1,350,000 is being deposited in escrow and will be available for use by us at the discretion of Mr. Deluca and the remaining $350,000 was made immediately available.

     The new loan is evidenced by a three year promissory note in the principal amount of $3,000,000, payable interest only on a quarterly basis beginning in July 2003 at the rate of 5.25% per annum. This new loan is collateralized by a blanket security interest in our assets and a pledge of the stock of our subsidiaries.

     We issued Mr. Deluca 140,000 shares of our newly created Class A-8 Convertible Preferred Stock as consideration for entering into the Amended and Restated Loan Agreement. He also exchanged approximately 2,200,000 shares of our currently issued and outstanding common stock owned by him for an additional 110,000 shares of our Class A-8 Convertible Preferred Stock. The approximately 2,200,000 shares of common stock returned now have the status of authorized but unissued shares. The designations, rights and preferences of the shares of Class A-8 Convertible Preferred Stock provide, among other provisions, that:

•	it does not pay any dividends,

•	it has a liquidation amount of $6.00 per share,

•	it has no voting rights,

•	each share is convertible at the option of the holder into 20 shares of our common stock and, if not previously converted, is subject to automatic conversion on the third anniversary of the effective date of a registration statement filed with the SEC covering the resale of the shares of common stock issuable upon the conversion.

     We granted Mr. Deluca demand and piggy-back registration rights covering the shares of common stock issuable upon the conversion of the Class A-8 Convertible Preferred Stock.

Compliance with Section 16(a) of the Exchange Act

     Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us under Rule 16a-3(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) during the fiscal year ended September 30, 2002 and Forms 5 and amendments thereto furnished to us with respect to the fiscal year ended September 30,

2002, as well as any written representation from a reporting person that no Form 5 is required, Visual Data is not aware of any person that failed to file on a timely basis, as disclosed in the aforementioned Forms, reports required by Section 16(a) of the Exchange Act during the fiscal year ended September 30, 2002, other than:

•	Mr. Stemper failed to timely file his Form 4 reporting bought stock in the market in May 2002, which form was subsequently filed with the SEC, and

•	Mr. Jacobs failed to timely file a Form 4 reporting a grant of stock in lieu of interest payments in February and options granted in April 2002, which forms were subsequently filed with the SEC, and

•	Messrs. Selman and Saperstein each failed to timely file a Form 4 reporting the exercise of options in January 2002, which forms were subsequently filed with the SEC.

EXECUTIVE COMPENSATION

Compensation Summary

     The following table summarizes all compensation recorded by Visual Data in each of the last three fiscal years for our Chief Executive Officer and each of the other executive officers serving as such whose annual compensation exceeded $100,000.

					LONG-TERM
	ANNUAL				COMPENSATION AWARDS
	COMPENSATION
NAME AND					OTHER ANNUAL		RESTRICTED	OPTIONS		ALL OTHER
PRINCIPAL POSITION	YEAR	SALARY		BONUS	COMPENSATION		STOCK AWDS	SARs(#)	LTIP	COMPENSATION

Randy S. Selman,	2002	$159,917		-0-	$15,631	(1)	-0-	-0-	-0-	-0-
President, CEO	2001	$227,333	(11)	-0-	$11,863	(2)	-0-	-0-	-0-	-0-
and Director	2000	$223,646	(11)	-0-	$12,912	(3)	-0-	-0-	-0-	-0-

Alan M. Saperstein,	2002	$159,917		-0-	$19,199	(4)	-0-	-0-	-0-	-0-
Vice President, Treasurer	2001	$227,333	(11)	-0-	$14,178	(5)	-0-	-0-	-0-	-0-
and Director	2000	$223,646	(11)	-0-	$15,480	(6)	-0-	-0-	-0-	-0-

George Stemper,	2002	$145,417		-0-	$16,199	(7)	-0-	-0-	-0-	-0-
Chief Operating Officer	2001	$150,000		-0-	$8,248	(8)	-0-	-0-	-0-	-0-

Gail Babitt,	2002	$136,167		-0-	$12,631	(9)	-0-	-0-	-0-	-0-
Chief Financial Officer	2001	$115,762		-0-	$7,068	(10)	-0-	-0-	-0-	-0-

(1)	Includes $4,381 for medical insurance and $11,250 automobile allowance.

(2)	Includes $2,863 for medical insurance and $9,000 automobile allowance.

(3)	Includes $681 for disability insurance, $3,981 for medical insurance and $8,250 automobile allowance.

(4)	Includes $7,949 for medical insurance and $11,250 automobile allowance.

(5)	Includes $5,178 for medical insurance and $9,000 for automobile allowance.

(6)	Includes $681 for disability insurance, $6,549 for medical insurance and $8,250 automobile allowance.

(7)	Includes $7,949 for medical insurance and $8,250 for automobile allowance.

(8)	Includes $1,998 for medical insurance and $6,250 automobile allowance. Mr. Stemper has served as the Chief Operating Officer since September 2000.

(9)	Includes $4,381 for medical insurance and $8,250 automobile allowance.

(10)	Includes $1,651 for medical insurance and $5,417 automobile allowance. Ms. Babitt has served as the Chief Financial Officer since November 2000.

(11)	Includes a $25,000 management fee paid by EDNET.

Aggregated Option Exercises in 2002 and Fiscal Year-End Option Values

     The following table sets forth certain information regarding stock options granted in year ended September 30, 2002 to the named executive officers.

		Individual Grants

	No. Of Securities	% Of Total Options
	Underlying	Granted To Employees	Exercise	Expiration
Name	Options Granted	In Fiscal Year	Price	Date

Randy S. Selman, President, Chief Executive Officer and Director	0	—	—	—
Alan Saperstein, Executive Vice President and Director	0	—	—	—
George Stemper, Chief Operating Officer	125,000	8%	(1)	(1)
Gail Babitt, Chief Financial Officer	125,000	8%	(1)	(1)

(1)	On October 15, 2001 we granted options to acquire 100,000 shares of common stock at an exercise price of $.75 per share. These options were granted as part of an executive employment agreement. The term of these options is four years from the date vested. These options vest over two years. On August 13, 2002 we granted options to acquire 25,000 shares of common stock at an exercise price of $.23 per share. These options were plan granted as a replacement for options that were granted in April 2001 outside the

Plan. These replacement options were granted at fair market value six months and one day after prior options were cancelled. The term of these options is four years from the date of initial grant. These options are fully vested.

AGGREGATED OPTION/SAR EXERCISES
IN THE YEAR ENDED SEPTEMBER 30, 2002
AND YEAR-END OPTION/SAR VALUES

     The following table sets forth certain information regarding stock options held as of September 30, 2002 by the named executive officers.

			No. Of Securities
			Underlying Unexercised				Value Of Unexercised
	Shares		Options At				In-The-Money Options At
	Acquired		September 30, 2002				September 30, 2002 (1)
	on	Value
Name	Exercise	Realized	Exercisable		Unexercisable		Exercisable	Unexercisable

Randy S. Selman, President, Chief Executive Officer and Director	—	—	1,093,000	(2)	400,000	(2)	$-0-	$-0-
Alan Saperstein, Executive Vice President and Director	—	—	1,093,000	(2)	400,000	(2)	$-0-	$-0-
George Stemper, Chief Operating Officer	—	—	166,666	(3)	133,334	(3)	$-0-	$-0-
Gail Babitt, Chief Financial Officer	—	—	150,000	(4)	150,000	(4)	$-0-	$-0-

(1)	The dollar value of the unexercised in-the-money options is calculated based upon the difference between the option exercise price and $.21 per share, being the closing price of our common stock on October 1, 2002 as reported by The Nasdaq SmallCap Market.

(2)	Of such exercisable options, at September 30, 2002, 18,000 options were exercisable at $1.45 per share, 100,000 were exercisable at $1.50, 350,000 options were exercisable at $2.00 per share and 625,000 options were exercisable at $2.125 per share. Of the unexercisable options, 400,000 have an exercise price of $1.50 per share at September 30, 2002.

(3)	Of such exercisable options, at September 30, 2002, 25,000 options were exercisable at $.23 per share, 75,000 options were exercisable at $2.00 per share and 66,666 were exercisable at $4.188 per share. Of the unexercisable options, 100,000 have an exercise price of $.75 per share and 33,334 have an exercise price of $4.188 per share.

(4)	Of such exercisable options, at September 30, 2002, 100,000 options were exercisable at $2.00 per share, 25,000 were exercisable at $.23 per share and 25,000 were exercisable at $2.031 per share. Of the unexercisable options, 50,000 have an exercise price of $2.031 per share and 100,000 have an exercise price of $.75 per share.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER
EQUITY COMPENSATION PLANS

     The following table sets forth securities authorized for issuance under equity compensation plans, including individual compensation arrangements, by us under our 1996 Stock Option Plan and any compensation plans not previously approved by our shareholders as of December 31, 2002.

Weighted
	Number of	average	Number of
	securities to be	exercise	securities remaining
	issued upon	price of	available for future
	exercise of	outstanding	issuance under equity
	of outstanding	options,	compensation plans
	options, warrants	warrants	(excluding securities
	and rights	and rights	reflected in column (a))
Plan category	(a)	(b)	(c)

1996 Stock Option Plan (1)	4,625,250	$2.18	6,374,750

Equity compensation plans not approved by shareholders	10,045,007	$1.85	none

(1)	Our 1996 Stock Option Plan has previously been approved by our shareholders, and reflects the only such equity compensation plan for which we have sought shareholder approval.

EMPLOYMENT AGREEMENTS

     Effective January 9, 1998, we entered into amended and restated employment agreements with Randy S. Selman, our Chief Executive Officer, President and a director, and with Alan Saperstein, our Executive Vice President, Treasurer and a director. The agreements with each of Messrs. Selman and Saperstein are substantially similar and superseded in their entirety previous employment agreements with each of Messrs. Selman and Saperstein. The term of the agreement is for three years from the effective date of the agreements and is renewable for successive one-year terms unless terminated. The annual salary under each of the agreements is $137,500, which amount will be increased by 10% each year. Messrs. Selman and Saperstein are also each eligible to receive an annual bonus in cash or stock equal to 2% of our earnings before income tax, depreciation and amortization (EBITDA) on that portion of EBITDA that has increased over the previous year’s EBITDA.

     Additionally, each of Messrs. Selman and Saperstein were granted options (which contain certain anti-dilution provisions) to purchase 375,000 shares of common stock at $2.125 per share, vesting 125,000 options on each anniversary date of the effective date of each of the agreements. The options, which are exercisable for a period of four years from the vesting date, automatically vest upon the occurrence of certain events, including a change in control, constructive termination (as defined in the agreements) of the employee, or the termination of the employee other than for cause.

     The agreements were amended, effective September 1, 1999, to (i) extend the term an additional two years, until January 9, 2003 (ii) increase the annual salary under each agreement to $195,000, and (iii) grant an additional 250,000 options at $8.875 (the fair market value at the date of grant) per share to each of Messrs. Selman and Saperstein, vesting 125,000 options on each anniversary date of the effective date of the additional two year term provided for under the amendment to the amended and restated employment agreements.

     The agreements were further amended, effective August 1, 2001, to (i) extend the term an additional two years, until August 1, 2005 (ii) increase the annual salary under each agreement to $250,000, and (iii) grant an additional 500,000 options at $1.50 (the fair market value at the date of grant) per share to each of Messrs. Selman and Saperstein, vesting 50,000 options per year for the first two years and 200,000 options per year for the next two years on each anniversary date of the effective date of the term provided for under the amendment to the amended and restated employment agreements. The EBITDA annual bonus has been revised so that no bonus would be paid unless we have a positive Net Income (as defined in the agreement), and, at such time, the EBITDA bonus will be paid only up to an amount that maintains a positive Net Income.

     The agreements also provide, among other things, for (i) participation in any profit-sharing or retirement plan and in other employee benefits applicable to our employees and executives, (ii) an automobile allowance and fringe benefits commensurate with the duties and responsibilities of Messrs. Selman and Saperstein, (iii) benefits in the event of disability and (iv) contain certain non-disclosure and non-competition provisions. Additionally, Messrs. Selman and Saperstein may be granted certain bonus incentives by our Board of Directors. Furthermore, we have agreed to indemnify each of them for any obligations or guaranties that either of them may have undertaken on our behalf.

     Under the terms of the agreements, we may terminate the employment of Mr. Selman or Mr. Saperstein either with or without cause. If the Agreements are terminated by us without good cause, or by Mr. Selman or Mr. Saperstein with good cause, as applicable, we would be obligated to pay that executive an amount equal to three times that executive’s current annual compensation (including base salary and bonus), payable in semi-monthly installments (except in the case of a termination upon a change in control wherein the executive may elect either a lump sum payment, discounted to present market value or payment over a three year period in semi-monthly installments). Additionally, the executive would be entitled to participate in and accrue medical benefits for a period of two years after the date of termination without cause (by us) or for good cause (by the executive). To the extent that either Messrs. Selman or Saperstein are terminated for cause, no severance benefits shall be paid.

     Effective October 15, 2001 we entered into employment agreements with George Stemper, our Chief Operating Officer, and with Gail Babitt, our Chief Financial Officer. The term of the agreement is for two years from the effective date of the agreements and is renewable for successive one-year terms unless terminated. The annual salary under each of the agreements is $175,000 for Mr. Stemper and $155,000 for Ms. Babitt, which amount will be increased by 10% each year.

     Additionally, each of Mr. Stemper and Ms. Babitt were granted options (which contain certain anti-dilution provisions) to purchase 100,000 shares of common stock at $.75 per share, vesting 50,000 options on each anniversary date of the effective date of each of the agreements. The options, which are exercisable for a period of four years from the vesting date, automatically vest upon the occurrence of certain events, including a change in control, constructive termination (as defined in the agreements) of the employee, or the termination of the employee other than for cause.

     The agreements also provide, among other things, for (i) participation in any profit-sharing or retirement plan and in other employee benefits applicable to our employees and executives, (ii) an automobile allowance and fringe benefits commensurate with the duties and responsibilities of Mr. Stemper and Ms. Babitt, (iii) benefits in the event of disability and (iv) contain certain non-disclosure and non-competition provisions. Additionally, Mr. Stemper and Ms. Babitt may be granted certain bonus incentives by our Board of Directors. Furthermore, we have agreed to indemnify each of them for any obligations or guaranties that either of them may have undertaken on our behalf.

     Under the terms of the agreements, we may terminate the employment of Mr. Stemper or Ms. Babitt either with or without cause. If the Agreements are terminated by us without good cause, or by Mr. Stemper or Ms. Babitt with good cause, as applicable, we would be obligated to provide that executive three months notice and then to pay current compensation and benefits for an additional six month period.

     In conjunction with the Loan Agreement discussed earlier in this Proxy Statement under Certain Relationships and Related Transactions, all members of our management have each agreed to limit their annual salary to $140,000 under certain circumstances while the loan is outstanding. The limitation commenced in January 2002, and is still in effect. In addition, Randy S. Selman and Alan Saperstein each cancelled 750,000 options held by them to purchase shares of our common stock.

1996 STOCK OPTION PLAN

     On February 9, 1997, the Board of Directors and a majority of our shareholders adopted our 1996 Stock Option Plan (the “Plan”). Pursuant to an amendment to the Plan ratified by shareholders on April 22, 2002, we have reserved an aggregate of 11,000,000 shares of common stock for issuance pursuant to options granted under the Plan (“Plan Options”) or for restricted stock grants (“Stock Grants”) made under the Plan. At April 30, 2003 we have options to purchase 4,471,250 shares of our common stock outstanding under the Plan. Such options were issued to our directors, employees and consultants at exercise prices ranging from $0.23 to $17.188 per share.

     The stated purpose of the Plan is to increase our employees’, advisors’, consultants’ and non-employee directors’ proprietary interest in the company, and to align more closely their interests with the interests of the Visual Data shareholders, as well as to enable us to attract and retain the services of experienced and highly qualified employees and non-employee directors. The Plan is administered by the Board of Directors. The Board determines, from time to time, those of our officers, directors, employees and consultants to whom Stock Grants and Plan Options will be granted, the terms and provisions of the respective Grants and Plan Options, the dates such Plan Options will become exercisable, the number of shares subject to each Plan Option, the purchase price of such shares and the form of payment of such purchase price. Stock Grants may be issued by the Board at up to a 10% discount to market at the time of grant. At no time may the Board issue Stock Grants to exceed, in the aggregate, 1,000,000 shares. All other questions relating to the administration of the Plan, and the interpretation of the provisions thereof are to be resolved at the sole discretion of the Board of Directors.

     Plan Options granted under the Plan may either be options qualifying as incentive stock options (“Incentive Options”) under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or options that do not so qualify (“Non-Qualified Options”). In addition, the Plan also allows for the inclusion of a reload option provision (“Reload Option”), which permits an eligible person to pay the exercise price of the Plan Option with shares of common stock owned by the eligible person and to receive a new Plan Option to purchase shares of common stock equal in number to the tendered shares. Any Incentive Option granted under the Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant, but the exercise price of any Incentive Option granted to an eligible employee owning more than 10% of our common stock must be at least 110% of such fair market value as determined on the date of the grant.

     The term of each Plan Option and the manner in which it may be exercised is determined by the Board of Directors, provided that no Plan Option may be exercisable more than 10 years after the date of its grant and, in the case of an Incentive Option granted to an eligible employee owning more than 10% of our common stock, no more than five years after the date of the grant. In any case, the exercise price of any stock option granted under the Plan will not be less than 85% of the fair market value of the common stock on the date of grant. The exercise price of Non-Qualified Options shall be determined by the Board of Directors.

     The per share purchase price of shares subject to Plan Options granted under the Plan may be adjusted in the event of certain changes in our capitalization, but any such adjustment shall not change the total purchase price payable upon the exercise in full of Plan Options granted under the Plan. Officers, directors and key employees of and consultants to us and our subsidiaries will be eligible to receive Non-Qualified Options under the Plan. Only our officers, directors and employees who are employed by us or by any of our subsidiaries thereof are eligible to receive Incentive Options.

     All Plan Options are nonassignable and nontransferable, except by will or by the laws of descent and distribution and, during the lifetime of the optionee, may be exercised only by such optionee. If an optionee’s employment is terminated for any reason, other than his death or disability or termination for cause, or if an optionee is not our employee but is a member of our Board of Directors and his service as a Director is terminated for any reason, other than death or disability, the Plan Option granted may be exercised on the earlier of the expiration date or 90 days following the date of termination. If the optionee dies during the term of his employment, the Plan Option granted to him shall lapse to the extent unexercised on the earlier of the expiration date of the Plan Option or the date one year following the date of the optionee’s death. If the optionee is permanently and totally disabled within the meaning of Section 22(c)(3) of the Code, the Plan Option granted to him lapses to the extent unexercised on the earlier of the expiration date of the option or one year following the date of such disability.

     The Board of Directors may amend, suspend or terminate the Plan at any time, except that no amendment shall be made which (i) increases the total number of shares subject to the Plan or changes the minimum purchase price therefore (except in either case in the event of adjustments due to changes in our capitalization), (ii) affects outstanding Plan Options or any exercise right thereunder, (iii) extends the term of any Plan Option beyond ten years, or (iv) extends the termination date of the Plan.

     Unless the Plan shall be earlier suspended or terminated by the Board of Directors, the Plan shall terminate on approximately 10 years from the date of the Plan’s adoption. Any such termination of the Plan shall not affect the validity of any Plan Options previously granted thereunder.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF THE DIRECTOR NOMINEES.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF GOLDSTEIN LEWIN & CO.
AS INDEPENDENT AUDITORS OF VISUAL DATA

     The Audit Committee has selected Goldstein Lewin & Co. as our independent auditors for the current fiscal year. Representatives of Goldstein Lewin & Co. are expected to attend the 2003 Annual Meeting and will have an opportunity to make a statement or to respond to appropriate questions from shareholders.

     Goldstein Lewin & Co. has served as our auditors since July 2002. On July 2, 2002, we dismissed our independent certified public accountants, Arthur Andersen LLP and engaged the services of Goldstein Lewin & Co. as our new independent auditors for our fiscal year ending September 30, 2002. These actions followed our decision to seek proposals from independent accountants to audit our financial statements for the fiscal year ending September 30, 2002. The decision to dismiss Arthur Andersen LLP and retain Goldstein Lewin & Co. was approved by our Board of Directors upon the recommendation of management. The Audit Committee voted unanimously for the change.

     None of the audit reports of Arthur Andersen LLP on our consolidated financial statements as of and for the fiscal years ended September 30, 2000 and 2001 contained an adverse opinion or a disclaimer of opinion nor was any such audit report qualified or modified as to uncertainty, audit scope or accounting principles. During the two most recent fiscal years ended September 30, 2000 and 2001, and the subsequent interim period through July 2, 2002, there were no disagreements between our company and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Arthur Andersen LLP’s satisfaction, would have caused Arthur Andersen LLP to make reference to the subject matter of the disagreement in connection with its reports.

     None of the reportable events described under Item 304(a)(1)(iv)(B) of Regulation S-B occurred within the two most recent fiscal years ended September 30, 2000 and 2001, or within the interim period through July 2, 2002. Pursuant to Item 304(b)(2) of Regulation S-B we have not received a letter from Arthur Andersen LLP and cannot obtain such letter after reasonable compliance, accordingly complying with Item 304(a)(3) of Regulation S-B is not required. During the two most recent fiscal years ended September 30, 2000 and 2001, and the subsequent interim period through July 2, 2002, we did not consult with Goldstein Lewin & Co. regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-B.

Audit Fees

     Audit fees include the aggregate fees billed for the audit of our annual consolidated financial statements and the reviews of the consolidated financial statements included in our quarterly filings on Form 10-QSB. The aggregate audit fees billed to Visual Data by Arthur Andersen LLP during the fiscal year ended September 30, 2002, from the beginning of that fiscal year through the date of Arthur Andersen LLP’s termination, were approximately $ 12,000. The aggregate audit fees billed to Visual Data by Goldstein Lewin & Co. for the fiscal year ended September 30, 2002 were approximately $105,000. The aggregate audit fees billed to Visual Data by Arthur Andersen LLP for the fiscal year ended September 30, 2001 were approximately $185,000.

Audit Related Fees

     Audit-related fees include accounting advisory services related to the adoption of new accounting standards and special one-time events, such as implementation of certain accounting pronouncements, acquisitions and matters related to filings of registration statements with the SEC by us during fiscal 2002. The aggregate audit-related fees billed to Visual Data by Goldstein Lewin & Co. for the fiscal year ended September 30, 2002 approximately were $1,000. The aggregate audit related fees billed to Visual Data by Arthur Andersen LLP for the fiscal year ended September 30, 2001 were approximately $265,000.

Tax Fees

     Tax fees include the preparation of federal and state corporate income tax returns. The aggregate tax fees billed to Visual Data by Goldstein Lewin & Co. for the fiscal year ended September 30, 2002 were approximately $13,000. Prior to the engagement of Goldstein Lewin & Co. as our independent auditors, we had engaged that firm to assist us in tax-related matters. The aggregate tax fees billed to Visual Data by Goldstein Lewin & Co. for the fiscal year ended September 30, 2001 were approximately $9,000.

Other Fees

     Other than fees relating to the services described above under “Audit Fees,” “Audit-Related Fees” and “Tax Fees,” there were no additional fees billed by Goldstein Lewin & Co. for services rendered to Visual Data for the fiscal year ended September 30, 2002 or by Arthur Andersen LLP the fiscal years ended September 30, 2002 or 2001.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF GOLDSTEIN LEWIN & CO. AS INDEPENDENT AUDITORS OF VISUAL DATA.

PROPOSAL 3

AMENDMENT OF VISUAL DATA’S ARTICLES OF INCORPORATION
TO EFFECT A REVERSE STOCK SPLIT

     Our Board has unanimously adopted a resolution approving, and recommending to our shareholders for their approval, a proposal which if approved by our shareholders, would authorize our Board in its discretion to effect a reverse stock split of our shares of common stock at a ratio ranging from one-to-ten to one-to-twenty (the “Reverse Stock Split”) upon the filing of articles of amendment to our Articles of Incorporation, or to abandon the Reverse Stock Split. The authorization would remain in effect for a period of six months following the date of the 2003 Annual Meeting. The form of the proposed amendment is annexed to this Proxy Statement as Appendix A (the “Reverse Stock Split Amendment”). The Board believes that approval of a range of reverse split ratios, rather than approval of a specific reverse split ratio, provides the Board with maximum flexibility to achieve the purposes of the Reverse Stock Split. The Reverse Stock Split Amendment will effect the Reverse Stock Split by reducing the number of outstanding shares our common stock by the ratio determined by the Board to be in the best interests of Visual Data, but will not increase the par value of the common stock, and will not change the number of authorized shares of common stock.

Reasons for the Reverse Stock Split Amendment

     Our common stock is currently listed on the Nasdaq SmallCap Market. The continued listing requirements of the Nasdaq SmallCap Market require, among other things, that our common stock maintain a closing bid price in excess of $1.00 per share. In March 2003 we received a letter from The Nasdaq Stock Market informing us that we were eligible to have our common stock delisted from The Nasdaq SmallCap Market at the opening of business March 28, 2003. In the letter received from The Nasdaq Stock Market, we were notified that we had not regained compliance with the minimum $1.00 bid price per share requirement, as set forth in Marketplace Rule 4310(c)(4). In addition, we were informed that we were not eligible for an additional 90 calendar day compliance period given that we do not meet the initial inclusion requirements of The Nasdaq SmallCap Market under Marketplace Rule 4310(c)(2)(A); specifically, that we do not qualify with the $5 million stockholders’ equity, $50 million market value of listed securities or $750,000 net income from continuing operations requirement.

     We availed ourselves of our right to appeal this determination to a Nasdaq Listing Qualifications Panel, pursuant to the procedures set forth in the Nasdaq Marketplace Rule 4800 Series. This hearing request automatically stayed the delisting of our common stock pending the Panel’s decision. We appeared at an oral hearing in front of the Panel on April 24, 2003. Prior to the hearing we submitted our definitive plan to evidence our ability to regain compliance with these Marketplace Rules which was the Reverse Stock Split. At the request of the Panel, subsequent to the oral hearing we submitted certain additional information to it, and we are awaiting Nasdaq’s decision regarding our plan to regain compliance.

     If we are unsuccessful in convincing the Panel of our ability to regain compliance with the listing standards, we will be subject to immediate delisting of our common stock from Nasdaq. If our common stock was delisted from the Nasdaq SmallCap Market, trading, if any, in the securities may then continue to be conducted in the over-the-counter market on the OTCBB or in the “pink sheets.” Our Board believes that the continued listing of our common stock on the Nasdaq SmallCap Market is in the best interests of our shareholders. If our common stock is delisted from Nasdaq, it would seriously limit the liquidity of our common stock and impair our ability to raise future capital through the sale of our securities. The delisting of our common stock from the Nasdaq Stock Market would be deemed an “event of default” under the terms of our outstanding 6% convertible debentures. If our common stock was to be delisted from the Nasdaq SmallCap Market, the debenture holders would have the right, after five days, to demand the repayment in full of all amounts outstanding under the debentures. At December 31, 2002 there was an aggregate of approximately $1.5 million outstanding under the debentures, including principal, interest, and a redemption premium of approximately $177,000 which we have accrued in the event such a premium should become due in the future. If the debenture holders were to demand repayment, we might not have the funds available to pay the outstanding amounts. While the debentures are unsecured obligations and we would seek to negotiate either an extension of the time to pay the amounts or some other form of settlement with the debenture holders, our inability to pay the debentures could result in the debenture holders asserting claims against us. Management believes that delisting could also adversely affect our relationships with vendors and customers.

     In addition, we would be subject to a rule adopted by the SEC that, if we fail to meet criteria set forth in such rule, imposes various practice requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transactions prior to sale. Consequently, the rule may have an adverse effect on the ability of broker-dealers to sell the securities, which may materially affect the ability of shareholders to sell the securities in the secondary market. Delisting could make trading our shares more difficult for investors, potentially leading to further declines in share price.

     The purpose of the Reverse Stock Split is to increase the market price of our common stock. The Board intends to effect the Reverse Stock Split only if it believes that a decrease in the number of shares outstanding is likely to improve the trading price for our common stock and improve the likelihood that Visual Data will be allowed to maintain its listing on the Nasdaq SmallCap Market. The Reverse Stock Split will be effectuated at a ratio ranging from one-to-ten to one-to-twenty, at the Board’s sole discretion. In determining the ratio of the Reverse Stock Split, the Board will assess numerous factors including but not limited to analysis of the most recent fiscal quarter of Visual Data and general economic conditions, and will place emphasis on the closing price of the common stock on the days immediately preceding the day on which the Reverse Stock Split Amendment is filed. The judgment of the Board as to the ratio shall be conclusive.

     If the Reverse Stock Split proposal is authorized by the shareholders, the Board will have the discretion to implement a Reverse Stock Split once within six months from this 2003 Annual Meeting, or effect no Reverse Stock Split at all. If the trading price of our common stock increases without a Reverse Stock Split, the Reverse Stock Split may not be necessary. There can be no assurance, however, that the market price of our common stock will rise in proportion to the reduction in the number of outstanding shares resulting from the Reverse Stock Split, that the market price of the post-split common stock can be maintained above $1.00 or that our common stock will not be delisted from the Nasdaq SmallCap Market for other reasons.

     If the shareholders approve the Reverse Stock Split at the 2003 Annual Meeting, the Reverse Stock Split will be effected, if at all, only upon a determination by the Board that the Reverse Stock Split (in a ratio determined by the Board within the limits set forth herein) is in the best interests of Visual Data and its shareholders at that time. No further action on the part of the shareholders will be required to either effect or abandon the Reverse Stock Split. If no Reverse Stock Split is effected within six months from the 2003 Annual Meeting, the Board’s authority to effect the Reverse Stock Split will terminate and shareholder approval again would be required prior to implementing any reverse stock split.

Potential Effects of the Reverse Stock Split

     Pursuant to the Reverse Stock Split, each holder of common stock, par value $.0001 per share (“Old Common Stock”), immediately prior to the effectiveness of the Reverse Stock Split will become the holder of fewer shares of common stock, par value $.0001 per share (“New Common Stock”), after consummation of the Reverse Stock Split.

     Although the Reverse Stock Split will not, by itself, impact our assets or prospects, the Reverse Stock Split could result in a decrease in the aggregate market value of our common stock. The Board believes that this risk is outweighed by the benefits of the continued listing of the common stock on the Nasdaq SmallCap Market.

     If approved, the Reverse Stock Split will result in some shareholders owning “odd-lots” of less than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

     Based on approximately 35,165,914 shares of common stock outstanding as of April 30, 2003, the following table reflects the approximate percentage reduction in the outstanding shares of common stock and the approximate number of shares of common stock that would be outstanding as a result of the Reverse Stock Split:

PROPOSED REVERSE PERCENTAGE SHARES TO BE
OUTSTANDING BASED ON ASSUMED REVERSE STOCK SPLIT REDUCTION

Ratio of	Approximate	Approximate
Reverse	Percentage Reduction	Outstanding Shares
Stock Split	in Outstanding Shares	After Reverse Stock Split

1 for 10	90%	3,516,591
1 for 11	91%	3,196,901
1 for 12	92%	2,930,493
1 for 13	92%	2,705,070
1 for 14	93%	2,511,851
1 for 15	93%	2,344,394
1 for 16	94%	2,197,870
1 for 17	94%	2,068,583
1 for 18	94%	1,953,662
1 for 19	95%	1,850,838
1 for 20	95%	1,758,296

     As of April 30, 2003 we had outstanding options and warrants to purchase a total of 14,002,207 shares of our common stock at prices ranging between $0.23 and $17.188 per share. In addition, at April 30, 2003 we had 116,832 shares of Class A-7 Convertible Preferred Stock which can potentially convert into 4,673,280 shares of our common stock. All outstanding options, warrants, rights and convertible securities will be appropriately adjusted, as required by their terms, for the Reverse Stock Split automatically on the effective date. The Reverse Stock Split will affect all shareholders equally and will not affect any shareholder’s proportionate equity interest in Visual Data except for those shareholders who would receive an additional share of common stock in lieu of fractional shares. None of the rights currently accruing to holders of the common stock, options or warrants to purchase common stock, or securities convertible into common stock will be affected by the Reverse Stock Split, other than the exercise price of the outstanding options and warrants and the conversion ratio of the shares of our Class A-7 Convertible Preferred Stock, all of which will be proportionally adjusted pursuant to their respective terms. Following the Reverse Stock Split, each share of New Common Stock will entitle the holder thereof to one vote per share and will otherwise be identical to the Old Common Stock. The Reverse Stock Split also will have no effect on the number of authorized shares of common stock or the par value of the common stock.

     We are currently authorized to issue a maximum of 75,000,000 shares of common stock. As of April 30, 2003, there were approximately 35,165,914 shares of common stock issued and outstanding, and we have reserved an additional 5,309,534 shares for issuance upon the conversion outstanding debentures, an additional 4,673,280 shares underlying the Class A-7 Convertible Preferred Stock and 14,002,207 shares issuable upon the exercise of outstanding options and warrants. Although the number of authorized shares of common stock will not change as a result of the Reverse Stock Split, the number of shares of common stock issued and outstanding will be reduced to a number that will be approximately equal to the number of shares of common stock issued and outstanding immediately prior to the effectiveness of the Reverse Stock Split, in accordance with the ratio of the Reverse Stock Split. Thus, the Reverse Stock Split will effectively increase the number of authorized and unissued shares of common stock available for a future issuance by as much as twenty-fold, to approximately 2,957,548 shares, giving effect to approximately 1,758,296 shares of common stock which will be issued and outstanding after the Reverse Stock Split, the approximately 265,477 shares issuable upon the conversion of the outstanding debentures, approximately 233,664 shares of common stock issuable upon the conversion of the Class A-7 Convertible Preferred Stock, and the approximately 700,111 issuable upon the exercise of outstanding options and warrants. Following the Reverse Stock Split, the Board would have the authority, subject to applicable securities law, to issue such authorized and unissued shares without further shareholder approval, upon such terms and conditions the Board deems appropriate. Although the Board has no intention of doing so, the common stock could be issued in such a manner, and pursuant to such terms and conditions, that would make a change of control of Visual Data or removal of our management more difficult. Visual Data does not have any plans, proposals or understandings to issue a portion of the additional shares that would be available if the reverse stock split is approved and implemented.

Shares of Common Stock Issued and Outstanding

     With the exception of the number of shares issued and outstanding, the rights and preferences of the shares of common stock prior and subsequent to the Reverse Stock Split will remain the same. After the effectiveness of the Reverse Stock Split, it is not anticipated that the financial condition of Visual Data, the percentage ownership of management, the number of our shareholders, or any aspect of our business would materially change as a result of the Reverse Stock Split.

     The common stock is currently registered under Section 12(g) of the Exchange Act, and as a result, Visual Data is subject to the periodic reporting and other requirements of the Exchange Act. The proposed Reverse Stock Split will not affect the registration of the common stock under the Exchange Act.

Increase of Shares of Common Stock Available for Future Issuance

     As a result of the Reverse Stock Split, there will be a reduction in the number of shares of common stock issued and outstanding, and an associated increase in the number of authorized shares which would be unissued and available for future issuance after the Reverse Stock Split (the “Increased Available Shares”). The Increased Available Shares could be used for any proper corporate purpose approved by the Board including, among others, future financing transactions. We expect to continue to experience significant liquidity and cash flow problems that will require us to raise additional capital to continue operations and to service our existing indebtedness. In the past we have issued shares of our common stock in satisfaction of our obligations and we may do so again in the future. We are unable at this time to speculate as to the amount of shares of our common stock, if any, that we may issue in the future to satisfy our obligations. In addition, we are presently seeking financing to provide additional working capital. Although we have not confirmed the final terms of such financing, it is possible that this financing, if secured, may be in the form of equity or convertible debt and, in connection with such financing, we may issue a portion of the Increased Available Shares upon terms and conditions to be determined at that time. The ability of Visual Data, however, to issue the Increased Additional Shares will be dilutive to our existing shareholders. However, given that we do not know the terms of any possible future financing, nor are there any assurances that we will conclude any such financing, we are unable at this time to accurately forecast the extent of such possible dilution.

     Holders of the common stock have no preemptive or other subscription rights.

Effectiveness of the Reverse Stock Split

     The Reverse Stock Split, if approved by Visual Data’s shareholders, will become effective (the “Effective Date”) upon the filing with the Secretary of State of the State of Florida of Articles of Amendment of Visual Data’s Articles of Incorporation in substantially the form of the Reverse Stock Split Amendment attached to this Proxy Statement as Appendix A, with the split ratio to be determined by the Board. It is expected that such filing will take place on or shortly after the date of the 2003 Annual Meeting, assuming the shareholders approve the Reverse Stock Split. However, the exact timing of the filing of the Articles of Amendment will be determined by the Board based upon its evaluation as to when such action will be most advantageous to Visual Data and its shareholders, and the Board reserves the right, notwithstanding shareholder approval and without further action by the shareholders, to elect not to proceed with the Reverse Stock Split Amendment if, at any time prior to filing such Reverse Stock Split Amendment, the Board, in its sole discretion, determines that it is no longer in the best interests of Visual Data and its shareholders.

     Commencing on the Effective Date, each Old Common Stock certificate will be deemed for all corporate purposes to evidence ownership of the reduced number of shares of common stock resulting from the Reverse Stock Split. As soon as practicable after the Effective Date, shareholders will be notified as to the effectiveness of the Reverse Stock Split and instructed as to how and when to surrender their certificates representing shares of Old Common Stock in exchange for certificates representing shares of New Common Stock. Visual Data intends to use InterWest Transfer Co., Inc. as its exchange agent in effecting the exchange of certificates following the effectiveness of the Reverse Stock Split.

Fractional Shares

     Visual Data will not issue fractional shares in connection with the Reverse Stock Split. Instead, any fractional share which results from the Reverse Stock Split will be rounded up to the next whole share.

Certain Federal Income Tax Consequences

     The following discussion summarizing certain federal income tax consequences is based on the Internal Revenue Code of 1986, as amended, the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices in effect on the date of this Proxy Statement. This discussion is for general information only and does not discuss consequences which may apply to special classes of taxpayers (e.g., non-resident aliens, broker-dealers or insurance companies). Shareholders are urged to consult their own tax advisors to determine the particular consequences to them.

     The receipt of New Common Stock, including whole shares issued in lieu of fractional shares, solely in exchange for Old Common Stock will not generally result in recognition of gain or loss to the shareholders. The adjusted tax basis of a shareholder’s New Common Stock will be the same as the adjusted tax basis of the shares of Old Common Stock exchanged therefor, and the holding period of the New Common Stock will include the holding period of the Old Common Stock exchanged therefor. No gain or loss will be recognized by the Company as a result of the Reverse Stock Split.

Appraisal Rights

     No appraisal rights are available under Florida Business Corporations Act or under its Articles of Incorporation as amended or By-Laws to any shareholder who dissents from the proposal to approve the Reverse Stock Split. There may exist other rights or actions under state law for shareholders who are aggrieved by reverse stock splits generally. Although the nature and extent of such rights or actions are uncertain and may vary depending upon the facts or circumstances, shareholder challenges to corporate action in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE
AMENDMENT TO THE ARTICLES OF INCORPORATION
EFFECTING A REVERSE STOCK SPLIT

OTHER MATTERS

     As of the date hereof, there are no other matters that Visual Data intends to present, or has reason to believe others will present, at the 2003 Annual Meeting. If, however, other matters properly come before the 2003 Annual Meeting, the accompanying proxy authorizes the persons named as proxies or their substitutes to vote on such matters as they determine appropriate.

PROPOSALS OF SHAREHOLDERS

     Proposals of shareholders to be considered for inclusion in the Proxy Statement and proxy card for the 2004 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be received by the Secretary of Visual Data on or before December 31, 2003. The submission of a shareholder proposal does not guarantee that it will be included in Visual Data’s Proxy Statement.

ANNUAL REPORT ON FORM 10-KSB

     A copy of the Visual Data’s Annual Report on Form 10-KSB for the year ended September 30, 2002 accompanies this Proxy Statement. An additional copy will be furnished without charge to beneficial shareholders or shareholders of record upon request by mail to Investor Relations, Visual Data Corporation, 1291 SW 29 Avenue, Pompano Beach, Florida 33069. A copy of our Annual Report on Form 10-KSB, including exhibits, is also available in digital form for download or review by visiting “About Us/Investors/Filing” at www.vdat.com or at the SEC’s web site at www.sec.gov.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

     The Securities and Exchange Commission recently approved a new rule concerning the delivery of annual reports and proxy statements. It permits the delivery of a single set of these documents to any household at which two or more shareholders reside, if the shareholders consent. Each shareholder will continue to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information you receive, as well as our expenses. This year, a limited number of brokerage firms have instituted householding. If your household has multiple holders of Visual Data common stock, you may have received a householding notification from your broker earlier this year and you may have agreed to receive only one proxy statement and annual report for your household.

     If you prefer to receive separate copies of our proxy statement or annual report, either now or in the future, we will promptly deliver, upon your written or oral request, a separate copy of the proxy statement or annual report, as requested, to any shareholder at your address to which a single copy was delivered. Notice should be given to Visual Data Corporation, Attention: Corporate Secretary, 1291 SW 29 Avenue, Pompano Beach, Florida 33069, telephone (954) 917-6655. If you are currently a shareholder sharing an address with another shareholder and wish to have only one proxy statement and annual report delivered to the household in the future, please contact us at the same address or phone number.

APPENDIX A

CERTIFICATE OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF
OF VISUAL DATA CORPORATION

     Pursuant to Sections 607.1003 and 607.1006 of the Florida Business Corporations Act, the undersigned, being the President of Visual Data Corporation a corporation organized and existing under the laws of the State of Florida (the “Corporation”) and bearing document number P93000035279, does hereby certify that the following resolutions were adopted by the Corporation’s Board of Directors and its shareholders as hereinafter described:

     WHEREAS, the Corporation currently is authorized to issued up to 75,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share.

     WHEREAS, the Corporation currently has issued and outstanding [35,165,914] shares of common stock.

     NOW, THEREFORE, BE IT RESOLVED, that the Corporation shall reverse split its common stock on a ratio of one for                      by decreasing the number its issued and outstanding shares of its common stock held by its stockholders of record on                    , 2003 from [35,165,914] shares to approximately shares, subject to rounding as hereinafter set forth; and be it

     FURTHER RESOLVED, that the foregoing reverse stock split shall not effect the par value of the Corporation’s common stock, which such par value shall remain $0.0001 per share; and be it

     FURTHER RESOLVED, that the foregoing reverse stock split shall not effect the number of authorized shares of the Corporation’s common stock, which such number shall remain at 75,000,000 shares; and be it

     FURTHER RESOLVED, that the effective date of the actions herein adopted shall be      , 2003; and be it

     FURTHER RESOLVED, that no cash will be paid or distributed as a result of the aforedescribed reverse stock split of the Corporation’s common stock, and no fractional shares will be issued. All fractional shares which would otherwise be required to be issued as a result of the stock split will be rounded up to the nearest whole share.

A-1

     The Board of Directors of the Corporation adopted the foregoing resolutions on      , 2003 and recommended that these resolutions be adopted by the Corporation’s shareholders. On [June 20, 2003] at a meeting of the Corporation’s shareholders at which the number of votes cast FOR the foregoing actions were sufficient for approval pursuant to the provisions of Section 607.0725 of the Florida Business Corporations Act, the herein contained resolutions were adopted by the Corporation’s shareholders pursuant to the provisions of Section 607.10025 of the Florida Business Corporations Act.

     IN WITNESS WHEREOF, the undersigned, being the President of this Corporation, has executed this Certificate of Amendment to the Corporation’s Articles of Incorporation as of      , 2003.

VISUAL DATA CORPORATION

By:

Randy S. Selman, President

A-2

VISUAL DATA CORPORATION

2003 ANNUAL MEETING OF SHAREHOLDERS

June 20, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF VISUAL DATA CORPORATION.

     The undersigned hereby appoints Randy S. Selman proxy with power of substitution and hereby authorizes him to represent and to vote, as designated below, all of the shares of common stock of Visual Data Corporation held of record by the undersigned on April 30, 2003 at the 2003 Annual Meeting of Shareholders to be held at the Courtyard by Marriott Fort Lauderdale North, 2440 West Cypress Creek Road, Fort Lauderdale, Florida 33309, on Friday, June 20, 2003 at 2:00 p.m., local time, and at all adjournments thereof, with all powers the undersigned would possess if personally present. In his or her discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.

1.	Election of Directors

     Nominees: Randy S. Selman, Alan M. Saperstein, Benjamin Swirsky, Robert J. Wussler and Charles S. Johnston.

☐	FOR all nominees	☐	WITHHOLD AUTHORITY	☐ FOR all nominees, except as noted below:

Nominee exception

2.     Proposal to ratify the appointment of Goldstein Lewin & Co. as independent auditors of Visual Data Corporation for the fiscal year ending September 30, 2003.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.     Proposal to approve an amendment to Visual Data Corporation’s Articles of Incorporation to effect a reverse stock split of all of the outstanding shares of its common stock, at a ratio between one-to-ten and one-to-twenty, to be determined at the discretion of the Board of Directors.

☐ FOR	☐ AGAINST	☐ ABSTAIN

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, AND 3.

     THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF 2003 ANNUAL MEETING AND PROXY STATEMENT FURNISHED IN CONNECTION THEREWITH.

DATED:	NUMBER OF SHARES:

(Signature)

(Signature if jointly held)

(Printed name(s))

     Please sign exactly as name appears herein. When shares are held by Joint Tenants, both should sign, and for signing as attorney, as executor, as administrator, trustee or guardian, please give full title as such. If held by a corporation, please sign in the full corporate name by the president or other authorized officer. If held by a partnership, please sign in the partnership name by an authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY.
THANK YOU.